SECOND AMENDMENT TO LEASE
This SECOND AMENDMENT TO LEASE ("Second Amendment") is made and entered into as of July 19, 2016, by and between SFI PLEASANTON, LLC, a Delaware limited liability company ("Landlord"), and ELLIE MAE, INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord and Tenant are parties to the Lease dated July 14, 2014 (the "Original Lease"), whereby currently leases approximately 137,169 rentable square feet of space (the "Existing Premises") on the first (1st), third (3rd), fourth (4th) and fifth (5th) floors of the office building located at 4420 Rosewood Drive, Pleasanton, California ("4420 Building"). The Original Lease, as amended by the First Amendment to Lease dated July 9, 2015 (the "First Amendment"), is referred to herein as the "Lease".
B.    Landlord and Tenant desire to expand the Existing Premises to include approximately 143,515 rentable square feet of space (the "4430 Expansion Premises") on the third (3rd), fourth (4th), fifth (5th) and sixth (6th) floors of another building in the Project, located at 4430 Rosewood Drive (the "4430 Building"), also owned by Landlord, as shown on Exhibit A attached hereto, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.
2.    Modification of Premises. Effective as of April 1, 2017 (the "Initial Expansion Commencement Date"), Tenant shall lease the fifth (5th) and sixth (6th) floors of the 4430 Expansion Premises (the "Initial 4430 Expansion Premises"), containing approximately 69,514 rentable square feet of space. Effective as of February 1, 2018 (the "Second Expansion Commencement Date"), Tenant shall lease the third (3rd) and fourth (4th) floors of the 4430 Expansion Premises (the "Second 4430 Expansion Premises"), containing approximately 74,001 rentable square feet. For purposes of the Lease, the Existing Premises and the 4430 Expansion Premises may hereinafter collectively be referred to as the "Premises."
3.    Lease Term.
3.1.    Existing Premises. The term of Tenant's lease of the Existing Premises is currently scheduled to expire on December 31, 2024 (the "Lease Expiration Date").

Notwithstanding the foregoing, Landlord and Tenant hereby agree to extend the Lease Expiration Date for a period of one (1) year, to be December 31, 2025 (the "One Year Extension").
3.2.    4430 Expansion Premises. The term of Tenant's lease of each portion of the 4430 Expansion Premises (collectively, the "4430 Expansion Term") shall commence on the Initial Expansion Commencement Date and Second Expansion Commencement Date, as applicable, and shall expire on the Lease Expiration Date (as extended as provided above) subject to extension as provided in Section 44 of the Lease (Option to Renew), unless sooner terminated as provided in the Lease, as hereby amended.
3.3.    Option to Renew. Separate and apart from the option to renew the Lease with respect to the Existing Premises (as provided in Section 44 of the Original Lease), Landlord hereby grants Tenant one (1) option to renew Tenant's lease of the 4430 Expansion Premises for a period of five (5) years (the "4430 Renewal Term"), on the same terms and conditions as set forth in Section 44 of the Original Lease (the "4430 Renewal Option"). In connection with the 4430 Renewal Option only, Tenant shall have the right, concurrently with Tenant's delivery of the Renewal Notice, to elect not to renew the Lease with respect to either one (1) or two (2) full floors of the 4430 Expansion Premises (the "Non-Renewal Space"), which Non-Renewal Space shall be contiguous, and be either the top or bottommost floors of the 4430 Expansion Premises (the "Reduction Election"). If Tenant makes such a Reduction Election, then Tenant shall be required to vacate and surrender the Non-Renewal Space, in accordance with all of the applicable terms of the Lease, on or before the commencement of the 4430 Renewal Term. If Tenant has constructed any internal staircase connecting the Non-Renewal Space to any of the 4430 Expansion Premises that will continue to be leased by Tenant, then prior to such surrender Tenant shall be required to remove such staircase and return the applicable portions of the 4430 Building to the condition existing prior to the installation thereof, at Tenant's sole cost and expense. If Tenant fails to so vacate and surrender the Non-Renewal Space, the terms of Section 14 of the Original Lease shall apply.
4.    Rent.
4.1.    Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Monthly Installments of Rent for the Existing Premises in accordance with the terms of Article 3 of the Lease and the terms of the First Amendment. During the One Year Extension, the Monthly Installment of Rent for the Existing Premises shall be increased by 3% over the prior year's Monthly Installment of Rent, to equal (i) $354,296.67 per month for the 3rd, 4th and 5th floors of the 4420 Building, and (ii) $106,562.49 per month for Suite 100 of the 4420 Building (i.e., $460,859.16 in the aggregate, per month, for the entire Existing Premises).
4.2.    4430 Expansion Premises. Commencing on the Initial Expansion Commencement Date and continuing throughout the 4430 Expansion Term, Tenant shall pay to Landlord Monthly Installments of Rent for the 4430 Expansion Premises as follows:

Period During Expansion Term	Annual Rent	Monthly Installment of Rent	Approximate Monthly Rental Rate per Rentable Square Foot
4/1/17 – 1/31/18 (for the Initial 4430 Expansion Premises only)	N/A	$201,590.60	$2.900
2/1/18 – 3/31/18 (for the entire 4430 Expansion Premises)	N/A	$416,193.50	$2.900
4/1/18 – 3/31/19	$5,144,151.72	$428,679.31	$2.987
4/1/19 – 3/31/20	$5,299,147.92	$441,595.66	$3.077
4/1/20 – 3/31/21	$5,457,588.48	$454,799.04	$3.169
4/1/21 – 3/31/22	$5,621,195.52	$468,432.96	$3.264
4/1/22 – 3/31/23	$5,789,969.16	$482,497.43	$3.362
4/1/23 – 3/31/24	$5,963,909.40	$496,992.45	$3.463
4/1/24 – 3/31/25	$6,143,016.12	$511,918.01	$3.567
4/1/25 – 12/31/25	N/A	$527,274.11	$3.674
*The Monthly Installment of Rent for the period commencing on April 1, 2017, and ending on July 31, 2017, is subject to abatement pursuant to Section 4.3 of this Second Amendment.
On or before the Initial Expansion Commencement Date, Tenant shall pay to Landlord the Monthly Installment of Rent payable for the Initial 4430 Expansion Premises attributable to the first month after the "4430 Rent Abatement Period", as defined below.
4.3.    Abated Base Rent. Notwithstanding anything in this Lease to the contrary, so long as there exists no uncured monetary or material non-monetary Event of Default, Tenant shall not be obligated to pay any Monthly Installment of Rent attributable to the Initial 4430 Expansion Premises for the four (4) month period commencing on April 1, 2017, and ending on July 31, 2017 (the “4430 Rent Abatement Period”). The aggregate amount of Monthly Installment of Rent to be abated with respect to the 4430 Expansion Premises in accordance with the foregoing shall equal 806,362.40 (the “Abated 4430 Rent”). If Landlord terminates this Lease following the occurrence of an Event of Default, then all unamortized Abated 4430 Rent (i.e. based upon the amortization of the Abated 4430 Rent in equal monthly amounts, without interest, during the period commencing on the day immediately following the expiration of the 4430 Rent Abatement Period and ending on the Lease Expiration Date) shall immediately become due and payable. Only the

Monthly Installment of Rent shall be abated pursuant to this Section, and Tenant’s Proportionate Share of Expenses, Insurance Costs and Taxes and all other rent and other costs and charges specified in the Lease, as amended, shall remain as due and payable pursuant to the provisions of the Lease, as amended. If there exists any uncured monetary or material non-monetary Event of Default at any time during the 4430 Rent Abatement Period, then Tenant’s right to receive the Abated 4430 Rent shall toll (and Tenant shall be required to pay the Monthly Installment of Rent during such period of uncured Event of Default) until Tenant has cured such Event of Default in accordance with this Lease.
4.4.    Landlord Right to Purchase Abated 4430 Rent. Landlord shall have the right, at any time prior to the expiration of the 4430 Rent Abatement Period, to pay to Tenant an amount (the "Rent Abatement Buyout") equal to up to the then remaining unapplied Abated 4430 Rent. If Landlord pays any Rent Abatement Buyout to Tenant, then the Abated 4430 Rent available to Tenant shall be reduced by the amount of the Rent Abatement Buyout, and the Base Rent payable by Tenant under the Lease shall be appropriately increased.
5.    Tenant's Proportionate Share of Expenses, Insurance Costs and Taxes.
5.1.    Existing Premises. Tenant shall continue to pay Tenant's Proportionate Share of Expenses, Insurance Costs and Taxes in connection with the Existing Premises in accordance with the terms of the Lease.
5.2.    4430 Expansion Premises. Except as specifically set forth in this Section 5.2, commencing on the Initial Expansion Commencement Date, Tenant shall pay Tenant's Proportionate Share of Expenses, Insurance Costs and Taxes in connection with the 4430 Expansion Premises in accordance with the terms of Article 4 of the Lease, provided that:
(a)    the "Building" shall be the 4430 Building;
(b)    with respect to the calculation of Tenant's Proportionate Share of Expenses, Insurance Costs and Taxes in connection with the Initial 4430 Expansion Premises, Tenant's Proportionate Share shall equal 32.49% for the Building, and the Base Year (for Expenses, Taxes, and Insurance) shall be calendar year 2017, and
(c)    with respect to the calculation of Tenant's Proportionate Share of Expenses, Insurance Costs and Taxes in connection with the Second 4430 Expansion Premises, Tenant's Proportionate Share shall equal 34.59% for the Building, and the Base Year (for Expenses, Taxes, and Insurance) shall be calendar year 2018.
6.    Expansion Improvements. Except for the "Landlord Work" and payment of the "Tenant Improvement Allowance" as specifically set forth in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the 4430 Expansion Premises, and Tenant shall accept the 4430 Expansion Premises in its presently existing, "as-is" condition. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or Building or with respect to the suitability of the Premises or Building for the conduct of Tenant's business. Notwithstanding the foregoing, Landlord agrees that the base building electrical, mechanical, heating, ventilation and air conditioning, and plumbing systems located in the Initial 4430 Expansion Premises and the Second 4430 Expansion Premises shall be in good condition and working order as of the respective Delivery Date. Except to the extent caused by the acts or omissions of Tenant or any Tenant Entities or by any alterations or improvements performed by or on behalf of Tenant, if such systems are not in good working order as of the respective Delivery Date, and Tenant provides Landlord with notice of the same within one hundred eighty (180) days following the Delivery Date, Landlord shall be responsible for repairing or restoring the same. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).
7.    Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Cushman & Wakefield of California, Inc. and Jones Lang LaSalle (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
8.    Available Space.
8.1.    Initial Right to Negotiate. As of the date hereof, the space on the 1st and 2nd floors of the 4430 Building is vacant and available for Lease (the "Available Space"). Tenant shall have the right, at any time after the date hereof, to inform Landlord that Tenant is interested in leasing all or any portion of such space (the "Tenant Interest Notice"). Landlord agrees that following Landlord's receipt of a Tenant Interest Notice, Landlord will negotiate with Tenant in good faith to determine whether Landlord is willing, in Landlord's reasonable business judgment exercised in Landlord's sole discretion, to lease all or any portion of such space to Tenant as provided herein. If Landlord and Tenant reach an agreement, in each party's sole and absolute discretion, with respect to Tenant's lease of any such space, then the parties shall enter into an amendment to the Lease adding such space to the Premises on the terms and conditions as agreed by Landlord and Tenant. If Landlord agrees, and such agreement is made prior to the date that is twelve (12) months after the full execution of this Second Amendment (the "Early Expansion Date"), then the rent for such space (the "Expansion Rent") shall be as follows: (i) Tenant shall pay the Monthly Installment Rent for the First Offer Space at the same rate per rentable square foot payable by Tenant from time to time for the 4430 Expansion Premises, (ii) Tenant shall pay Tenant's Proportionate Share of Expenses, Taxes and Insurance Costs in accordance with the terms of the Lease applicable to the 4430 Expansion Premises, provided that Tenant's Proportionate Share with respect to the First Offer Space shall be calculated by dividing the rentable square footage of the First Offer Space by the rentable square footage of the 4430 Building, (iii) the commencement date of Tenant's lease of such

Available Space shall be the date that is 180 days after Landlord and Tenant make such agreement, and (iv) the Tenant Improvement Allowance for such Available Space shall be equal to the Tenant Improvement Allowance payable with respect to the 4430 Expansion Premises prorated appropriately to take into account a lease term for such Available Space which is shorter in length than the 4430 Expansion Term hereunder. Tenant acknowledges that the foregoing shall not obligate Landlord to notify Tenant of any lease entered into by Landlord with respect to any Available Space, or to lease any Available Space to Tenant in a size or configuration, or on terms or conditions that are not acceptable to Landlord in Landlord's sole discretion, or limit in any way Landlord's ability to market or lease such Available Space to a third party. Landlord agrees that it will not grant any future tenant of the Building any right of first offer or similar expansion right with respect to the Available Space without such future right being subordinate to Tenant's rights under this Section 8.
8.2.    Later Right to Negotiate. If Landlord enters into any lease of the Available Space after the date hereof (the "Third Party Lease"), Landlord will notify Tenant (the "Availability Notice") when such Third Party Lease is terminated and such space (the "Newly Available Space") again becomes available for lease by Tenant. If Tenant is interested in leasing the Newly Available Space, Tenant shall notify Landlord in writing within ten (10) business days after delivery of the Availability Notice (the "Negotiation Exercise Notice"). If Tenant does not deliver a Negotiation Exercise Notice within such 10 business-day period, Landlord shall be free to lease such Newly Available Space to anyone Landlord desires, on any terms Landlord desires, and the terms of this Section 8 shall have no further force or effect with respect to such space. If Tenant does deliver a Negotiation Exercise Notice, then within five (5) business days after receipt of the Negotiation Exercise Notice, Landlord shall provide Tenant with a proposal to lease such space, on terms and conditions that Landlord is then willing to accept (the "Proposal"). Following Tenant's receipt of the Proposal, Landlord and Tenant shall use commercially reasonable efforts to agree on terms for Tenant's lease of the Newly Available Space. If Landlord and Tenant have not agreed to terms within fifteen (15) business days after the delivery of the Proposal, Landlord shall be free to lease the Newly Available Space to any third party, on any terms, provided that, prior to entering into a lease on terms that, on a net economic basis, are less than 95% of the terms contained in the Proposal (or in any later, lower amount that Landlord may have offered in writing during the negotiation period), Landlord shall first again deliver a Proposal to Tenant on such reduced terms (the "New Proposal"). Tenant shall have the right, by giving written notice to Landlord within five (5) business days after receipt of the New Proposal (the "Acceptance Notice"), to lease such space on the terms of the New Proposal (and no other terms). Landlord shall have no further obligation to negotiate with Tenant after delivery of the New Proposal. If Tenant does not deliver an Acceptance Notice within such 5-business-day period, Landlord shall be free to lease such Newly Available Space to anyone Landlord desires, on any terms Landlord desires, and the terms of this Section 8 shall have no further force or effect with respect to such space. If Tenant does deliver an Acceptance Notice, then Landlord and Tenant shall enter into an amendment to the Lease adding such space to the Premises on the terms and conditions of the New Proposal.
9.    Signage.
9.1.    Pylon Sign. So long at Tenant continues to lease the most square footage in the Project (in the aggregate between the Existing Premises and Expansion Premises), Tenant shall continue to have the right to the signage position at the top of the Pylon Sign (as provided in Section 42.3 of the Original Lease), subject to all the applicable terms and conditions of Section 42 of the Original Lease.
9.2.    Parapet Sign. In accordance with all of the applicable terms of Section 42 of the Original Lease, Tenant shall have the right to install, at Tenant's sole cost and expense, one (1) identification parapet sign on the west side of the 4430 Building, which shall be subject to all of the terms of the Original Lease regarding the "Parapet Sign" as provided in Section 42 of the Original Lease. Except as set forth below, Landlord shall not allow the installation of any other parapet sign on the west side of the 4430 Building. Landlord shall use commercially reasonable efforts to obtain approvals for the installation of an additional parapet sign on the 4430 Building (i.e. a third parapet sign). If Landlord obtains such approval, Tenant shall have the right to one (1) additional parapet sign on the Building, in a location mutually and reasonably agreed upon by Landlord and Tenant. Landlord will not grant any other rights to parapet signs in the 4430 Building to any tenant leasing less than one (1) full floor. In any event, Tenant’s Parapet Sign location rights shall be superior to the location rights of any other tenant (e.g. if Landlord obtains approval for three signs, Tenant shall have the right to its first and second location choices).
9.3.    Monument Sign. Tenant shall have the right to install, at Tenant's sole cost and expense, one (1) monument sign, at any location Tenant elects, on the monument of Tenant's election in front of the 4430 Building, which shall be subject to all of the terms and conditions applicable to the "Monument Sign" as provided in Section 43 of the Original Lease. Landlord shall design the 4430 Building monument sign to give Tenant the same prominence as in the 4420 Building Monument Sign.
10.    Bifurcation of Lease. Landlord shall have the right, if reasonably deemed necessary by Landlord, at any time during the Lease Term, following reasonable prior written notice to Tenant to cause this Lease to be amended and replaced by two (2) separate leases, one with respect to all the Premises contained in the 4420 Building, and the other with respect to the all of the Premises contained in the 4430 Building. Provided that such bifurcation does not, in the aggregate, increase Tenant's obligations beyond what they are under this Lease, or otherwise affect or diminish Tenant's use and occupancy of the Premises or its rights as provided for by the terms of this Lease, and the accessibility parking areas associated with the Premises, including, without limitation, the proximity of such areas to the Buildings, Tenant shall reasonably cooperate with Landlord in connection with any such bifurcation of this Lease. Provided that such separate leases and other documents reasonably necessary to effectuate such bifurcation (the "Bifurcation Documents") are reasonably acceptable to Tenant and in substantially similar form, and provided that Landlord reimburses Tenant's reasonable and actual out-of-pocket costs and expenses (including reasonable attorney's fees and costs) incurred by Tenant in connection with such bifurcation, Tenant shall execute the Bifurcation Documents.
11.    No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the 4430 Expansion Premises and shall remain unmodified and in full force and effect.
[signatures follow on next page]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"LANDLORD"	"TENANT"
SFI PLEASANTON, LLC,
a Delaware limited liability company
By: SFI Mezz Pleasanton, LLC,
a Delaware limited liability company,
its member
        By: Swift Fund I GP, LLC,
a Delaware limited liability company,
its manager

ELLIE MAE, INC., a Delaware corporation By: /s/ Jonathan Corr Name: Jonathan Corr Its: CEO
By: /s/ Craig Firpo Name: Craig Firpo Its: VP

EXHIBIT A
ROSEWOOD COMMONS
OUTLINE OF 4430 EXPANSION PREMISES

EXHIBIT A

EXHIBIT B
4420 ROSEWOOD DRIVE
TENANT WORK LETTER
This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to the "Premises" shall mean the 4430 Expansion Premises.
SECTION 1

DELIVERY OF THE PREMISES AND BASE BUILDING
Landlord shall deliver the Premises and Building common areas to Tenant in its currently existing, "as is" condition, except as expressly provided in Second Amendment Section 6 and this Section 1. Tenant will be responsible to demolish any existing improvements in the Premises that Tenant does not elect to utilize, which demolition shall be at Tenant's sole cost. In addition, Landlord will be responsible, at Landlord's cost not to be deducted from the Tenant Improvement Allowance, to upgrade the lobby, internal stairwell and building elevators in the 4430 Building to a level of finishes comparable to that existing in the 4420 Building. Tenant acknowledges that Landlord will not upgrade the existing restrooms, and that Tenant, as a part of its construction of the Tenant Improvements, shall be required to upgrade the restroom finishes on the floors of the Building containing the Premises, to generally be comparable to the finishes in the restrooms in the 4420 Building, and including replacing sinks, toilets, faucets, partitions, entryway tile and carpet (the "Restroom Upgrade"). Landlord will deliver the Initial 4430 Expansion Premises to Tenant during the five (5) business day period commencing October 1, 2016 (and not prior to October 1, 2016). Landlord will deliver the Second 4430 Expansion Premises to Tenant on or before January 1, 2018.
Notwithstanding the foregoing, Landlord shall be responsible for the cost of performing the modifications to the common areas of the Building, including path of travel, at the 4430 Building to the extent that (a) such modifications are required by Regulations, including Title III of the Americans with Disabilities Act, in order for Tenant to obtain a building permit for the Initial Alterations or a certificate of occupancy for Tenant’s occupancy of the Premises for general office use and (b) the need for any such modifications is not required as a result of the particular design, configuration or nature of the Initial Alterations being performed by or on behalf of Tenant (other than normal and customary Building standard office improvements) or any above-Building Standard Occupancy (defined below) level (each, a "Required Upgrades"). In addition, Landlord shall be responsible for the cost of correcting any other violations of Regulations with respect to the common areas of the at the 4430 Building, including path of travel, existing as of the date Landlord delivers possession of the Premises to Tenant (provided that the Initial Alterations are typical of standard office improvements consistent with the Initial Alterations generally described on Schedule 2 attached hereto) to the extent that (a) such modifications are required by Regulations, including Title III of the Americans with Disabilities Act, in order for Tenant to obtain a building permit for

EXHIBIT

the Initial Alterations or a certificate of occupancy for Tenant’s occupancy of the Premises for general office use and (b) the need for any such modifications is not as a result of the particular design, configuration or nature of the Initial Alterations being performed by or on behalf of Tenant (other than normal and customary Building standard office improvements) or any above-Building Standard Occupancy level (each, an "Additional Required Upgrade"). In the event that Tenant becomes aware of the requirement to perform any Required Upgrades or Additional Required Upgrades, Tenant shall provide Landlord with prompt written notice thereof (an "Upgrade Notice"), which Upgrade Notice shall include (i) reasonable evidence that such Required Upgrades and/or Additional Required Upgrade must be performed by Tenant in order for Tenant to obtain a building permit for the Initial Alteration or certificate of occupancy for the Premises as described above, (ii) a reasonably detailed scope of work, and specifications of such Required Upgrade or Additional Required Upgrade, (iii) the estimated total cost of the work (the "Upgrade Cost Estimate"), and (iv) the proposed time frame for the performance of the proposed work (collectively, the "Work Proposal"). To the extent that any Required Upgrades or Additional Required Upgrades must be made by Tenant pursuant to this Section, such work shall be performed by Tenant in accordance with plans and specifications for such Required Upgrade(s) and/or Additional Required Upgrade(s) prepared by Landlord’s architect at Landlord’s cost and provided to Tenant, as a part of the Initial Alterations and otherwise in accordance with the terms of this Exhibit B using Building standard methods, materials and finishes. In addition to the Allowance and the Restroom Allowance, Landlord shall pay for the cost of any Required Upgrades for which Landlord is responsible pursuant to this Section in an amount not to exceed the Upgrade Cost Estimate for such Required Upgrades set forth in the Work Proposal submitted to Landlord plus any increases in such Upgrade Cost Estimate that are reasonably approved in advance by Landlord. If Tenant’s Upgrade Notice requires any Additional Upgrade to be performed, then within five (5) business days following the date of Tenant’s Upgrade Notice, Landlord shall notify Tenant whether Landlord shall perform the Additional Required Upgrade or whether Tenant will perform the Additional Required Upgrade in conjunction with the Initial Alterations. In the event Landlord elects to perform the Additional Required Upgrade, Landlord shall use commercially reasonable efforts, subject to Landlord’s right to dispute or appeal the Additional Required Upgrade as set forth below, to complete the Additional Required Upgrade as soon as practicable following the date of receipt of Tenant’s Upgrade Notice. If Tenant is required to perform such Additional Required Upgrade, Landlord shall pay the cost for such work in an amount not to exceed the Upgrade Cost Estimate for such Additional Required Upgrade set forth in the Work Proposal submitted to Landlord plus any increases in such Upgrade Cost Estimate that are reasonably approved in advance by Landlord. Provided that Landlord’s failure to complete the Required Additional Upgrade will not prohibit Tenant from obtaining a certificate of occupancy for the Premises by no later than the Commencement Date, or unreasonably and materially affect the safety of Tenant’s employees or create a material health hazard for Tenant’s employees, or materially and adversely affect Tenant’s access to or use of the Premises, Landlord shall have the right to contest any alleged Additional Required Upgrades in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Regulations and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Regulations.

TENANT WORK
LETTER

SECTION 2

TENANT IMPROVEMENTS
2.1    Allowances.
2.1.1.    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") in the amount of $45.00 per RSF of the Premises (i.e., $3,128,130.00 for the 69,514 RSF of the Initial 4430 Expansion Premises, and $3,330,045.00 for the 74,001 RSF of the Second 4430 Expansion Premises) for the costs relating to the initial design and construction of Tenant's improvements, which are permanently affixed to the Premises (the "Tenant Improvements"). The term Tenant Improvements shall also include any Lines (as that term is defined in Section 6.1.9 of this Lease) that Tenant desires to install in connection with its initial build-out of the Premises as set forth in this Tenant Work Letter. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Landlord and Tenant acknowledge that the Premises may be constructed in multiple phases or on a floor by floor basis. Accordingly, Landlord will not be required to disburse any portion of the Tenant Improvement Allowance that is in excess of $45.00 per RSF of the portion of the Premises then being constructed by Tenant, so that the full $45.00 per RSF of the Tenant Improvement Allowance will remain available for the construction of every portion of the Premises. Landlord will have no obligation to disburse any portion of the Tenant Improvement Allowance attributable to the Second 4430 Expansion Premises until after January 1, 2018. Notwithstanding the foregoing, any portion of the Tenant Improvement Allowance which is not disbursed to Tenant (or properly requested to be disbursed) by December 31, 2019, shall revert to Landlord and Tenant shall have no further rights with respect thereto.
2.1.2    Restroom Allowance. In addition to the Tenant Improvement Allowance, Landlord shall provide Tenant with $80,000 per floor of the Premises (i.e., $160,000.00 for the Initial 4430 Expansion Premises, and $160,000.00 for the Second 4430 Expansion Premises) to be used by Tenant in connection with Tenant's construction of the Restroom Upgrade (the "Restroom Allowance").
2.2    Disbursement of the Tenant Improvement Allowance.
2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process, including, without limitation, Landlord's receipt of invoices for all costs and fees described herein) only for the items and costs allowed under Exhibit B to the Original Lease (the "Original Work Letter") (collectively the "Tenant Improvement Allowance Items"), including the following:
2.2.1.1      Payment of the fees of the "Architect", "Construction Manager" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter;

TENANT WORK
LETTER

2.2.1.2      The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
2.2.1.3      The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions;
2.2.1.4      The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.5      The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");
2.2.1.6      Intentionally omitted;
2.2.1.7      Sales and use taxes; and
2.2.1.8      All other costs requested by Tenant to be expended by Landlord in connection with the construction of the Tenant Improvements.
2.2.2    Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items and shall authorize the release of monies (including the Final Retention) in the manner described in Paragraph A(2) of the Original Work Letter, provided that the term "Allowance" as used in the Original Work Letter shall be deemed to mean the Tenant Improvement Allowance, and the term "Initial Alterations" shall be deemed to mean the Tenant Improvements and the Tenant Improvement Allowance Items.
2.2.2.1      Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of this Lease.
SECTION 3

CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner designated by Tenant (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants designated by Tenant (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. Tenant shall have the right to retain a “Construction Manager” to assist in all Tenant Improvements activities. The plans and drawings to be prepared

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by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications determined by Tenant, and shall be subject to Landlord's reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.
3.2    Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant's design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.
3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings

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for the Premises if Landlord reasonably determines the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Tenant Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all direct architectural and/or engineering fees in connection therewith.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.
3.5    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Tenant Work Letter via electronic mail to Tenant's representative identified in Section 5.1 of this Tenant Work Letter.
SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1    Tenant's Selection of Contractors.
4.1.1    The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor ("Contractor") shall be selected by Tenant subject to Landlord’s approval, which shall not be unreasonably withheld.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval.

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4.2    Construction of Tenant Improvements by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget. Tenant shall engage the Contractor under an Stipulated Sum Agreement accompanied by Landlord's standard General Conditions (collectively, the "Contract"). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). To the extent the Final Costs exceed the Over-Allowance Amount, the terms of Paragraph A(2) of the Original Work Letter will apply.
4.2.2    Tenant's Agents.
4.2.2.1      Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.
4.2.2.2      Indemnity. Tenant's indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. Except to the extent caused by Landlord's gross negligence or breach of Landlord's obligations under this Tenant Work Letter, such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.
4.2.2.3      Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii)  the

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applicable Expansion Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.4      Insurance Requirements.
4.2.2.4.1  General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are were required by Landlord under the Original Work Letter.
4.2.2.4.2  Special Coverages. Tenant shall carry "Builder's All Risk" insurance as required by Landlord under the Original Work Letter, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements in such amounts and in form and with such companies as were required by Landlord under the Original Work Letter.
4.2.2.4.3  General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.
4.2.3    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws,

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codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.
4.2.5    Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.
4.3    Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the

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Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.
SECTION 5

MISCELLANEOUS
5.1    Tenant's Representative. Tenant has designated Lisa Bruun as its sole representative with respect to the matters set forth in this Tenant Work Letter (whose e-mail address for the purposes of this Tenant Work Letter is Lisa.Bruun@elliemae.com and phone number is (925) 227-7007, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
5.2    Landlord's Representative. Landlord has designated Rod Collings, the general manager of the Project, as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
5.3    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.4    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, in case of any uncured monetary or material non-monetary Event of Default by Tenant under the Lease or any material default by Tenant under this Tenant Work Letter which is not cured within three (3) business days after notice from Landlord (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Tenant Work Letter shall be tolled until such time as such default is cured pursuant to the terms of the Lease.

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